SUB-ITEM 77-E   LEGAL PROCEEDINGS
Since October 2003, Federated
and related entities
(collectively, "Federated")
 and various Federated
funds (Funds) have been
named as defendants in
several class action lawsuits
 now pending in the United
States District Court for
the District of Maryland.
The lawsuits were
purportedly filed on behalf
of people
who purchased, owned and/or
redeemed shares of
 Federated-sponsored
 mutual funds during specified
periods beginning November
 1, 1998. The suits are
generally similar in
alleging that Federated engaged
in illegal and improper
trading practices
 including market timing
 and late trading in
 concert with certain
institutional traders,
which allegedly caused
financial injury to
 the mutual fund
shareholders. Federated
without admitting the
validity of any claim
 has reached a preliminary
 settlement with the
Plaintiffs in these
cases. Any settlement
would have to be
approved by the Court.
     Federated entities
 have also been named
as defendants in several
 additional lawsuits
that are now
pending in the United
States District Court
for the Western District
 of Pennsylvania.
These lawsuits have
been consolidated into
 a single action
 alleging excessive
advisory fees involving
another Federated Fund.
     The Board of the
 Funds retained the
 law firm of Dickstein
Shapiro LLP to represent
the Funds in
each of the lawsuits
 described in the
preceding two paragraphs.
Federated and the
Funds, and their
respective counsel,
have been defending
this litigation, and
 none of the Funds
 remains a defendant in
any of the lawsuits
 (though, the other
Fund noted above
 could potentially
receive a recovery
in the action
alleging excessive
advisory fees).
Additional lawsuits
 based upon similar
allegations may be
filed in the
future. The potential
impact of these lawsuits,
all of which seek monetary
 damages, attorneys' fees and
expenses, and future potential
 similar suits is uncertain.
Although we do not believe
that these lawsuits
will have a material adverse
 effect on the Funds, there
can be no assurance that
these suits, ongoing
adverse publicity and/or
 other developments resulting
from the allegations in
 these matters will not result
in increased Fund redemptions,
reduced sales of Fund Shares
 or other adverse consequences
 for the
Funds.

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